As filed with the Securities and Exchange Commission on April 1, 2025

Registration No. 333-281157

Registration No. 333-277560

Registration No. 333-270320

Registration No. 333-248859

Registration No. 333-248858

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-281157

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-277560

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-270320

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333- 248859

Post-Effective Amendment No. 1 to Form S-8 Registration Statement Registration No. 333-248858

UNDER THE SECURITIES ACT OF 1933

Pactiv Evergreen Inc.

(Exact name of registrant as specified in its charter)

Delaware	88-0927268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1900 W. Field Court

Lake Forest, Illinois 60045

(Address of Principal Executive Offices, Including Zip Code)

Pactiv Evergreen Inc. Amended and Restated Equity Incentive Plan

Pactiv Evergreen Inc. Equity Incentive Plan

Reynolds Services Inc. Nonqualified Deferred Compensation Plan

Evergreen Packaging Group Nonqualified Deferred Compensation Plan

(Full title of the plans)

Daniel L. Rikard

Vice President, General Counsel and Secretary

3436 Toringdon Way, Suite 100

Charlotte, North Carolina 28277

(980) 498-4072

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Sean Donahue

Paul Hastings LLP

200 Park Avenue

New York, New York

(212) 318-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Pactiv Evergreen Inc. (the “Registrant”) is filing these Post-Effective Amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement”), previously filed with the Securities and Exchange Commission (the “Commission”), to withdraw and remove from registration any and all shares (“Shares”) of the Registrant’s common stock, par value $0.001 per share, plan interests and other securities that remain unsold or otherwise unissued under each Registration Statement:

•
Registration Statement No. 333-281157, filed with the Commission on July 31, 2024, relating to the registration of 3,000,000 Shares authorized for issuance under the Pactiv Evergreen Inc. Amended and Restated Equity Incentive Plan.
•
Registration Statement No. 333-277560, filed with the Commission on February 29, 2024, relating to the registration of 1,785,570 Shares authorized for issuance under the Pactiv Evergreen Inc. Equity Incentive Plan (the “Plan”).
•
Registration Statement No. 333-270320, filed with the Commission on March 7, 2023, relating to the registration of 1,779,261 Shares authorized for issuance under the Plan.
•
Registration Statement No. 333-248859, filed with the Commission on September 17, 2020, relating to the registration of 9,079,395 Shares authorized for issuance under Plan.
•
Registration Statement No. 333-248858, filed with the Commission on September 17, 2020, relating to the registration of unsecured general obligations of the Registrant to make future payments of up to $26,000,000 to participants in the Reynolds Services Inc. Nonqualified Deferred Compensation Plan and Evergreen Packaging Group Nonqualified Deferred Compensation Plan.

On April 1, 2025, pursuant to the previously announced Agreement and Plan of Merger, dated as of December 9, 2024, by and among the Registrant, Novolex Holdings, LLC, a Delaware limited liability company (“Novolex”), and Alpha Lion Sub, Inc., a Delaware corporation and wholly owned subsidiary of Novolex (“Merger Sub”), Merger Sub merged (the “Merger”) with and into the Registrant, with the Registrant surviving the Merger as a wholly owned subsidiary of Novolex.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to each Registration Statement. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold or unissued at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to any Registration Statement that remain unsold or otherwise unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of such Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of Illinois on April 1, 2025.

PACTIV EVERGREEN INC.

By:	/s/ Daniel L. Rikard
Daniel L. Rikard
Vice President, General Counsel and Secretary

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.